Exhibit 99.1

Marrone Bio Innovations Receives Nasdaq Notice Regarding Failure to Satisfy a Continued Listing Rule

DAVIS, Calif., April 24, 2020 — Marrone Bio Innovations, Inc. (Nasdaq: MBII) (the “Company”) today announced that it has received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company of its noncompliance with Nasdaq Listing Rule 5550(a)(2) as a result of the company’s closing bid price being below $1.00 per share for 30 consecutive days. Under Nasdaq Listing Rules, the Company usually has 180 calendar days from the date of the notification to regain compliance with Nasdaq Listing Rules. However, on April 16, 2020, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission resulting in the compliance periods for various price-based continued listing requirements being tolled until July 1, 2020. Thus, the Company has until December 28, 2020 to regain compliance. To regain compliance, the closing bid price of the Company’s common stock on the Nasdaq Capital Market must be at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of the tolled compliance period on December 28, 2020.

This notification has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market and the the Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “MBII” during this period. If the Company does not regain compliance by December 28, 2020, the Company may be eligible for a second 180 day compliance period, provided that, on such date, the Company meets the continued listing requirement for market value of publicly held shares and all other applicable initial listing requirements for the Nasdaq Capital Market (other than the minimum closing bid price requirement) and the Company provides written notice to Nasdaq of its intention to and plans for curing the deficiency during the second compliance period.

The Company will monitor the closing bid price for its common stock between now and December 28, 2020, and intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and to maintain the listing of its common stock on the Nasdaq Capital Market.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Pacesetter™, Zelto® Jet Oxide® and Jet Ag® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline. MBI’s Pro Farm Finland-based subsidiary employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. Products include UBP™ 110, Foramin®, UBP™ Seed Treatment, Foramin® ST.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the Company’s intention to regain compliance with Nasdaq listing standards and its continued trading of its common stock on Nasdaq. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the Company’s operational results, trading volatility, other factors affecting the Company’s stock price and market value and any adverse decisions by regulatory agencies. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Greg Falesnik, Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

www.mzgroup.us